Exhibit 99.1

PennyMac Financial Services, Inc. Announces

Tiffany To Has Joined Its Board of Directors

Ontollo CEO brings deep scaling and technology transformation experience to the mortgage industry's premier tech-first platform

WESTLAKE VILLAGE, Calif. – June 9, 2026 — PennyMac Financial Services, Inc. (NYSE: PFSI) (Pennymac) announced today that Tiffany To, enterprise AI expert and CEO and Co-Founder of AI and operational intelligence software company Ontollo, has joined its Board of Directors.

“We are pleased to welcome Tiffany to PFSI’s Board of Directors,” said David Spector, Chairman and CEO of Pennymac. “She has spent her career at the forefront of AI and business transformation, building products, leading organizations, and helping enterprises turn technology into real competitive advantage. Tiffany’s experience and perspective as a cutting-edge founder, operator, and technology leader will be valuable as Pennymac continues to leverage its tech-first platform in leading the mortgage industry. We are confident Tiffany will make an immediate and lasting impact.”

Throughout her career, Ms. To has guided both startups and global enterprises through transformations that connect new technology directly to business outcomes. She is currently the CEO and Co-Founder of Ontollo, a software development and operational intelligence platform. Prior to her current role, she was EVP and GM of Enterprise & Platform at Atlassian, where she led the Enterprise business and Platform teams to build an AI-driven knowledge work system for their 300,000 customers. Earlier in her career, she served as Chief Operating Officer and Member of the Board of Directors at ForAllSecure, where she built a go-to-market strategy for transforming cybersecurity technology from Carnegie Mellon into enterprise-ready product for the Department of Defense, as well as clients in the aerospace, automotive, and high-tech industries. She has also held leadership roles at Cohesity, Coho Data, Nutanix, VMware, and Intel, Silicon Graphics, and Symbol Technologies. Ms. To holds a Bachelor of Science in Computer Systems Engineering from Stanford University, and an MBA from UC Berkeley Haas School of Business.

About PennyMac Financial Services, Inc.

PennyMac Financial Services, Inc. is a specialty financial services firm focused on the production and servicing of U.S. mortgage loans and the management of investments related to the U.S. mortgage market. Founded in 2008, the company is recognized as a leader in the U.S. residential mortgage industry and employs approximately 5,300 people across the country. For the twelve months ended March 31, 2026, PFSI’s production of newly originated loans totaled $154 billion in unpaid principal balance, making it a top lender in the nation. As of March 31, 2026, PFSI serviced loans totaling $720 billion in unpaid principal balance, making it a top mortgage servicer in the nation. Additional information about PFSI is available at pfsi.pennymac.com.

Media	Investors
Kristyn Clark	Kevin Chamberlain
mediarelations@pennymac.com	Isaac Garden
805.395.9943	PFSI_IR@pennymac.com
818.264.4907